UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209924

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206553

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255861

UNDER

THE SECURITIES ACT OF 1933

Jupai Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building 4, No. 1588 Xinyang Road

Lingang New Area, China (Shanghai) Pilot Free Trade Zone

Shanghai 201413

People’s Republic of China

(Address of principal executive office)

2014 Share Incentive Plan

Share Incentive Plan

(Full Title of the Plan)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Jupai Holdings Limited, a Cayman Islands holding company (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement No.  333-255861, filed with the Commission on May 7, 2021, pertaining to the registration of 20,154,656 ordinary shares, par value $0.0005 per share (the “ordinary shares”), of the Registrant under the Share Incentive Plan.

•	Registration Statement No. 333-209924, filed with the Commission on March 4, 2016, pertaining to the registration of 9,367,739 ordinary shares of the Registrant under the Share Incentive Plan.

•	Registration Statement No. 333-206553, filed with the Commission on August 25, 2015, pertaining to the registration of 17,570,281 ordinary shares of the Registrant under the 2014 Share Incentive Plan.

The Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements as described above. The Registrant hereby removes from registration, by means of these Post-Effective Amendments, any and all of the securities that were previously registered and that remained unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 28, 2025.

Jupai Holdings Limited

By:	/s/ Jianda Ni
Name:	Jianda Ni
Title:	Chairman of the Board of Directors and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.